Exhibit 99.1

For Immediate Release

DPAC Technologies’ Auditors Opinion Includes

Going-Concern Emphasis

Garden Grove, Calif., May 17, 2005 — DPAC Technologies (Nasdaq:DPAC), a provider of embedded and packaged 802.11 wireless networking solutions for a wide range of OEM applications, today announced that its Form 10-K for the fiscal year ended February 28, 2005 will include, when filed, a report from its registered independent public accounting firm that contains a going-concern emphasis paragraph. The going concern emphasis paragraph is due to the company’s recurring operating losses, negative cash flows and anticipated need for additional capital in the next twelve months. Because of DPAC’s going concern challenges DPAC also concluded that its goodwill was impaired and recorded a $4,528,000 non-cash charge to its income statement for the write-off of all the goodwill on its balance sheet at February 28, 2005.

On April 26, 2005 the company announced it has entered into a definitive agreement to merge with QuaTech Inc., which is subject to shareholder approval and other conditions.  “We believe the completion of the merger with QuaTech is the best means to address our need for additional capital, while gaining a broader revenue base and the continuation of our expansion into the growing machine to machine connectivity market,” said Kim Early, DPAC’s CEO.

About DPAC Technologies

Located in Garden Grove, Calif., DPAC Technologies provides embedded wireless networking and connectivity products to OEMs for machine-to-machine communication applications. DPAC’s wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics, and logistics markets to provide remote data collection and control. The company’s web site is www.dpactech.com.

Contact:

AT DPAC TECHNOLOGIES:
Stephen Vukadinovich	Kim Early
Chief Financial Officer	Chief Executive Officer
(714) 898-0007	(714) 898-0007
Or Steve.Vukadinovich@dpactech.com	Or Kim.Early@dpactech.com

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding technology development, expansion and business plans that are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC’s business include, but are not limited to, the degree of market acceptance of our existing and planned wireless connectivity products, future business opportunities with these products,  protection of licensed technology or proprietary rights, risks of litigation, our need for additional financing in order to realize our opportunities, other challenges related to completing our proposed merger with QuaTech, Inc.,  further challenges in subsequently combining our operations with QuaTech, Inc.’s own, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

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